Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Molecular Templates, Inc. for the registration of 24,260,644 shares of common stock and 18,331,547 shares of common stock issuable upon the exercise of pre-funded warrants and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of Molecular Templates, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

August 10, 2023